Exhibit 2.1

ASSET   PURCHASE AGREEMENT
BETWEEN BOAT AMERICA
CORPORATION AND WEST MARINE
PRODUCTS, INC.

DATED AS OF JANUARY 14, 2003

ASSET PURCHASE AGREEMENT
BETWEEN BOAT AMERICA
CORPORATION AND WEST MARINE
PRODUCTS, INC.

DATED AS OF JANUARY 14, 2003

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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Pursuant to Item 601(b)(2) of Regulation S-K, the schedules listed below have been omitted. A copy of the omitted schedules will be furnished to the Securities and Exchange Commission upon their reques.

TABLE OF SCHEDULES

Schedule 2.2	Excluded Assets
Schedule 2.5	Retained Agreements
Schedule 3.2	Buyer’s Consents
Schedule 4.1	Qualification
Schedule 4.3	Seller’s Consents
Schedule 4.5	Liens
Schedule 4.7	Financial Statements
Schedule 4.8	Subsequent Events
Schedule 4.9	Certain Liabilities
Schedule 4.12	Licenses
Schedule 4.13	Real Property
Schedule 4.14	Intellectual Property
Schedule 4.15	Tangible Assets
Schedule 4.16	Certain Assumed Contracts
Schedule 4.18	Insurance
Schedule 4.19	Litigation
Schedule 4.20	Employees
Schedule 4.21	Employee Benefits
Schedule 4.22	Environmental Matters
Schedule 4.23	Certain Business Relationships with Seller
Schedule 4.24	Product and Service Warranties
Schedule 5.11	Certain Employees

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Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits listed below have been omitted. A copy of the omitted exhibits will be furnished to the Securities and Exchange Commission upon their request.

TABLE OF EXHIBITS

Exhibit A	Form of Noncompetition Agreement

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Management Agreement

Exhibit D	Form of Marketing Agreement

Exhibit E	Form of Transition Services Agreement

Exhibit F	Form of Alexandria Sublease

Exhibit G	Form of Opinion of Seller’s Counsel

Exhibit H	Form of Opinion of Buyer’s Counsel

Exhibit I	Form of Assignment and Assumption of Lease

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made and entered into as of January 14, 2003, by and between Boat America Corporation, a Virginia corporation (“Seller”), and West Marine Products, Inc., a California corporation (“Buyer”).

RECITALS

Seller, through its Product Group, is engaged, inter alia, in the business of selling boating supplies to wholesale and retail customers, through mail-order catalog and on-line sales and through retail stores (the “Business”). Seller also engages in other significant and related lines of business that are not the subject of this Agreement. Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, substantially all the assets owned by Seller that are used or held for use in connection with such Business, and the parties desire to enter into this Agreement to set forth the terms and conditions of such purchase and sale.

IN CONSIDERATION of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound legally, agree as follows:

Article 1

Defined Terms

1.1 Defined Terms. The following capitalized terms have the meanings ascribed to them in this Section 1.1:

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the specified Person; (b) any Person that is a director or officer of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is a director, officer, partner, or trustee, or with respect to which the specified Person serves in a similar capacity; or (c) any Person that directly or indirectly through one or more intermediaries is the beneficial owner of 50% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly through one or more intermediaries the owner of 50% or more of any class of equity securities. For purposes of this definition, “control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Assets” means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1, but excluding all Excluded Assets.

“Assigned Licenses” means all Licenses, other than those designated on Schedule 4.12 as not being assignable to Buyer.

“Assumed Contracts” means:

            (i) all Contracts listed in Schedule 4.16, other than Contracts designated on Schedule 4.16 as not being Assumed Contracts; and

            (ii) any other Contract that relates to a single store location, was entered into in the ordinary course of Seller’s business consistent with past custom and practice, involves annual expenditures of no more than $25,000 per year, relates solely to one of the normal and customary contracted services listed by category on Schedule 4.16, and does not contain any minimum purchase or exclusivity provision or any other provision that would restrict Buyer from operating its business in the ordinary course.

“Closing” means the consummation of the purchase and sale of the Assets in accordance with the provisions of this Agreement.

“Closing Date” means the date on which the Closing occurs, as specified in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended, and “Code Section” refers to a section of the Code.

“Compensation Arrangement” means any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, that provides to employees, former employees, officers, directors, independent contractors, or shareholders of the Business any compensation or other benefits, whether deferred or not, in excess of base salary or wages, including any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan, change of control arrangements, and any other employee fringe benefit plan.

“Consent” means any consent, permit, or approval of any Governmental Authority or other third party (or any notice to any Governmental Authority or other third party) necessary to consummate the sale of the Assets from Seller to Buyer and the other transactions contemplated by this Agreement in a lawful manner and without causing a default under, conflict with, or acceleration, violation, or termination of, any legal requirement or contract or agreement to which Seller is a party or bound, including those listed on Schedule 4.3.

“Contracts” means all contracts, leases, non-governmental licenses, and other agreements and undertakings (including leases for personal property or Real Property, employment agreements, personal service contracts with independent contractors, and non-competition, non-solicitation, non-interference, and similar restrictive agreements), written or oral (including any amendments and other modifications thereto) to which Seller is a party or under which Seller is entitled to any right or benefit that relate to the Assets or the Business.

“Employee Plan” means any retirement or welfare plan or arrangement or any other employee benefit plan as defined in ERISA Section 3(3) that Seller or any ERISA Affiliate sponsors or maintains or by which Seller or any ERISA Affiliate is bound or to which Seller or any ERISA Affiliate contributes or is required to contribute.

“Environmental Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and “ERISA Section” refers to a section of ERISA.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller under Code Section 414(b), (c), (m), (n), or (o).

“Expired Lease” means any Retained Lease that has not been assigned to Buyer where the scheduled term of the Retained Lease (including any renewal term specified in the Retained Lease to the extent that such Retained Lease has been renewed) as of the Closing Date has expired without the Retained Lease having become a Terminated Lease.

“Ft. Lauderdale Property” means the real property in Ft. Lauderdale, Florida owned by Seller and described on Schedule 4.13.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, or local political subdivision or other governmental or regulatory department, court, commission, board, bureau, agency, authority, or instrumentality, foreign or domestic.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated by the FTC with respect thereto.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights and other intangible property rights and interests associated with the Business, (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Licenses” means all licenses, permits, authorizations, determinations, and registrations issued by any Governmental Authority to Seller in connection with the conduct of the Business.

“Liens” means any mortgage, pledge, lien, charge, claim, option, conditional sales agreement, security interest, or other encumbrance, restriction, or limitation of any nature whatsoever.

“Material Adverse Effect” means a material adverse effect on, or change in, the business, financial condition, net worth, assets, liabilities, operations, or results of operations of the Business or the ability of Seller to execute, deliver, or perform this Agreement and any of the other agreements and documents contemplated hereby to which Seller is a party.

“Multiemployer Plan” means a plan, as defined in ERISA Section 3(37) to which Seller or any ERISA Affiliate has contributed, is contributing, or is required to contribute.

“Multiple Employer Plan” means a plan, as defined in ERISA Section 4063(a), that Seller or any ERISA Affiliate sponsors or maintains or to which Seller or any ERISA Affiliate contributed, is contributing, or is required to contribute.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof), or other type of entity.

“Permitted Liens” means liens for current Taxes not yet due and payable and inchoate landlord’s, materialmen’s, mechanics’, workmen’s, and repairmen’s liens arising in the ordinary course of Seller’s business consistent with past custom and practice and which secure liabilities that are not in default.

“Real Property” means all real property, and all buildings and other improvements thereon, used in connection with the Business (excluding Seller’s corporate headquarters in Alexandria, Virginia, Seller’s claims center in Jacksonville, Florida, Seller’s service center in Woodbridge, Virginia, and Seller’s financing operations office in Springfield, Virginia); for purposes of this definition, where any real property, buildings, and other improvements used in connection with the Business are leased by Seller, “Real Property” includes only that part of the lessor’s real property, buildings, and other improvements that is leased by Seller and excludes any part of the lessor’s real property, buildings, and other improvements that is leased to other tenants or occupied by the lessor.

“Real Property Interests” means all interests of Seller in any Real Property, including fee estates, leaseholds, and subleaseholds, purchase options, licenses, easements, rights to access, and rights of way, including the interests listed in Schedule 4.13.

“Related Agreements” means the Noncompetition Agreement, the Escrow Agreement, the Management Agreement, the Marketing Agreement, the Transition Services Agreement, and the Alexandria Sublease.

“Retained Agreement” means any Retained Lease and any lease for personal property or licensing agreement that is listed on Schedule 2.5.

“Retained Lease” means a lease of Real Property that is listed on Schedule 2.5.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” or “Taxes” means any taxes, fees, duties, tariffs, imposts, and other charges of any kind imposed by any governmental or taxing authority, including federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, motor vehicle, ad valorem, value added, production, sales, use, license, excise, franchise, capital, transfer, recordation, payroll, employment, excise, severance, stamp, occupation, premium, environmental (including taxes under Code Section 59A), customs duties, social security (or similar), unemployment, disability, withholding, alternative or add-on minimum tax, or other tax or governmental assessment, including any tax or assessment imposed on a Person as a result of its being a member of an affiliated, consolidated, or combined group, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Terminated Lease” means any Retained Lease that has not been assigned to Buyer where Buyer’s ability to occupy and use the leased premises in the conduct of the Business for the remaining scheduled term of the Retained Lease (including any renewal term specified in the Retained Lease to the extent that such Retained Lease has been renewed) is materially impaired as a result of action taken by or on behalf of the lessor due to Seller’s failure to obtain the lessor’s Consent.

“Uncontested Lease” means any Retained Lease that has not been assigned to Buyer where, for a period of at least six consecutive months after Seller’s request for Consent pursuant to Section 5.10(a), the lessor has accepted all rents paid under the Retained Lease and has not responded negatively in writing to Seller’s request for Consent or otherwise challenged the right of Buyer to occupy and use the leased premises pursuant to the Management Agreement.

1.2 Terms Defined Elsewhere in this Agreement. In addition to the defined terms in Section 1.1, the following is a list of terms used in this Agreement and a reference to the Section of this Agreement in which each such term is defined:

Term	Section
8-K Financial Statements	Section 5.5(a)
Additional Financial Statements	Section 5.5(a)
Antitrust Division	Section 5.10(h)
Buyer	Preamble
Buyer Indemnified Parties	Section 10.2
Business	Recitals
Claimant	Section 10.4(a)
COBRA	Section 4.21(g)
Escrow Agent	Section 2.3(b)
Escrow Agreement	Section 2.3(b)
Escrow Funds	Section 2.7(a)

Term	Section
Excluded Assets	Section 2.2
Financial Statements	Section 4.7(a)
FTC	Section 5.10(h)
Hired Employees	Section 5.11(b)
Indemnification Escrow Funds	Section 2.7(a)
Indemnifying Party	Section 10.4(a)
Lease Assignment	Section 2.5(b)
Lease Escrow Funds	Section 2.7(a)
Losses	Section 10.2
Non-Transferred Employees	Section 5.11(a)
Purchase Price	Section 2.3
Seller	Preamble
Seller Indemnified Parties	Section 10.3
Transferred Employees	Section 5.11(a)

1.3 Clarifications. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. The words “include,” “includes,” and “including” are not limiting. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section or Schedule is a reference to a Section of this Agreement or a Schedule to this Agreement, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Schedules hereto, and not solely to any particular part hereof.

Article 2

Purchase and Sale of Assets

2.1 Assets. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase on the Closing Date, all of the tangible and intangible assets owned or held by Seller that are used or held for use in connection with the ownership and conduct of the Business (other than the Excluded Assets), free and clear of all Liens except for Permitted Liens, including the following:

      (a) Seller’s petty cash on hand at any store location of the Business as of the Closing (which need not exceed $1,500 at any store location), cash generated from sales on the Closing Date, and checks received for sales made on the Closing Date;

      (b) all inventories of the Business;

      (c) the tangible assets listed on Schedule 4.15, other than tangible assets described on Schedule 2.2;

      (d) the Real Property Interests;

      (e) the Assumed Contracts;

      (f) the Assigned Licenses;

      (g) all Intellectual Property owned by Seller and used or held for use in connection with the ownership and conduct of the Business (other than trademarks to be licensed to Buyer by Seller pursuant to the Marketing Agreement and Intellectual Property described in Section 2.2);

      (h) all accounts receivable of the Business as of the Closing, except for accounts receivable generated from credit card receipts for sales prior to the Closing Date (but including accounts receivable generated from credit card receipts for sales on the Closing Date);

      (i) all vendor chargebacks of the Business as of the Closing;

      (j) all causes in action or rights to causes in action of Seller relating to the Business, any of the Assets, or the liabilities assumed by Buyer pursuant to Section 2.4 (other than causes in action described in Section 2.2(n));

      (k) all deposits, advance payments, and prepaid expenses relating to the Business;

      (l) all goodwill of the Business; and

      (m) all books and records relating to the Business, except for the books and records described in Section 2.2(b).

2.2 Excluded Assets. The Assets shall exclude the following assets (collectively, the “Excluded Assets”):

      (a) Seller’s cash on hand as of the Closing (other than cash described in Section 2.1(a)) and cash in Seller’s bank or savings accounts as of the Closing; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stock, bonds, certificates of deposit, and similar investments;

      (b) Seller’s account books of original entry, general ledgers, and financial records;

      (c) all Contracts that are not Assumed Contracts;

      (d) any assets of Seller that are used exclusively in the conduct of businesses other than the Business;

      (e) the trademarks to be licensed to Buyer by Seller pursuant to the Marketing Agreement;

      (f) any and all tax refunds relating to the Business for periods before the Closing Date;

      (g) any and all accounts receivable generated from credit card receipts for sales prior to the Closing Date (but not accounts receivable generated from credit card receipts for sales on the Closing Date);

      (h) the names “Boat America Corporation” and “Seaworthy” and any and all trade names related thereto;

      (i) any and all assets held by Seller’s Employee Plans and Compensation Arrangements;

      (j) any Licenses that are not Assigned Licenses;

      (k) any telephone numbers at Seller’s corporate headquarters and other locations not being conveyed pursuant to this Agreement;

      (l) any tangible property that is not normally located at any store location of the Business, the warehouse and distribution center of the Business, or the call center of the Business;

      (m) any software acquired to run on computers located at Seller’s corporate headquarters;

      (n) any cause in action relating to any Retained Lease that has become a Terminated Lease and any cause in action arising from any lessor’s failure to grant its consent to the assignment of a Retained Lease; and

      (o) the assets described on Schedule 2.2.

2.3 Consideration. In consideration of the sale, transfer, conveyance, assignment, and delivery to Buyer of the Assets pursuant to this Agreement, and for the covenants of Seller, Richard Schwartz, and Boat Owners Association of The United States under the Noncompetition Agreement described in Section 5.15(a), Buyer agrees to pay to Seller $72,000,000, subject to adjustment as specifically provided in this Agreement (the “Purchase Price”), as follows:

      (a) At the Closing, Buyer will pay to or for the benefit of Seller, by wire transfer of immediately available funds to accounts designated by Seller consistent with the payoff letters described in Section 8.2(d), $60,700,000.

      (b) At Closing, Buyer and Seller will enter into an Escrow Agreement in the form attached as Exhibit B (the “Escrow Agreement”) with Wells Fargo Bank, National Association (the “Escrow Agent”) in accordance with which, at the Closing, Buyer will deposit with the Escrow Agent on behalf of Seller $11,300,000, which will be held and disbursed in accordance with Section 2.7.

      (c) If the Purchase Price is reduced pursuant to any express provision of this Agreement, then Seller will pay to Buyer by wire transfer of immediately available funds the amount of such reduction.

2.4 Assumption of Liabilities and Obligations.

      (a) On the Closing Date, subject to Section 2.5, Buyer shall assume and undertake to pay, discharge, and perform:

            (i) all obligations and liabilities of Seller under the Assigned Licenses and Assumed Contracts to the extent that such liabilities and obligations relate to the period on or after the Closing Date, and

            (ii) all liabilities of Seller relating to the Business in the following categories, to the extent that such liabilities do not exceed, in the aggregate, $9,672,000:

                  (A) operating payables;

                  (B) inventory received – not invoiced;

                  (C) prepaid customer orders;

                  (D) gift certificates;

                  (E) vendor chargebacks;

                  (F) accrued sales taxes;

                  (G) accrued withholding and unemployment taxes;

                  (H) accrued salaries and bonuses;

                  (I) accrued annual leave; and

                  (J) deferred rent.

      (b) Buyer shall not assume (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, except for obligations specifically described in Section 2.4(a), (iii) any claims or pending litigation or proceedings relating to the operation of the Business prior to the Closing (except for customer product returns in the ordinary course of business), (iv) except for obligations specifically described in Section 2.4(a), obligations or liabilities of Seller arising out of or relating to the Assets, Seller’s activities, actions, or operation of the Business, or Seller’s use or ownership of the Assets prior to the Closing (except for customer product returns in the ordinary course of business); (v) obligations or liabilities arising under financing arrangements, (vi) obligations or liabilities of Seller under any Employee Plan, Multiemployer Plan, Multiple Employer Plan, or collective bargaining agreement, (vii) except as specifically provided in Section 2.4(a), any obligation to any employee of Seller for wages or salaries, (viii) except as specifically provided in Section 2.4(a), any obligation to any employee of Seller for severance benefits, vacation time, sick leave, or other benefits under any Compensation Arrangements or any obligation relating to workers’ compensation claims of employees of Seller, (ix) obligations or liabilities arising prior to the

Closing under any state escheat laws, (x) except as specifically provided in Section 2.4(a), obligations or liabilities of Seller for Taxes, (xi) obligations or liabilities caused by, arising out of, resulting from, or relating to any action or omission of Seller prior to the Closing, whether or not related to the operation of the Business or Seller’s use or ownership of the Assets (except for customer product returns in the ordinary course of business), or (xii) any other obligations or liabilities of Seller not described in Section 2.4(a). All obligations and liabilities of Seller not assumed by Buyer pursuant to this Section 2.4 shall remain and be the obligations and liabilities solely of Seller.

        (c) Seller shall reimburse Buyer to the extent that the liabilities of Seller in the categories listed in Section 2.4(a)(ii) that are actually paid by or on behalf of Buyer exceed $9,672,000. In accordance with the Transition Services Agreement, Seller may pay certain of the liabilities described in Section 2.4(a)(ii) on Buyer’s behalf in accordance with Buyer’s instructions. To the extent that Seller pays any such liabilities on Buyer’s behalf in accordance with Buyer’s instructions, and Buyer has not previously advanced funds to Buyer for the payment of such liabilities, Buyer will reimburse Seller for the amount of such liabilities paid by Seller on Buyer’s behalf.

2.5 Assignment and Assumption of Certain Leases and Licensing Agreements.

        (a) Notwithstanding Section 2.1 and Section 2.4, Seller will not assign to Buyer any Retained Agreement, and Buyer will not assume any obligation or liability of Seller under any such Retained Agreement, until Seller has obtained a Consent conforming with the requirements of Section 5.10, permitting such Retained Agreement to be assigned to Buyer in a lawful manner and without causing a default under, conflict with, or acceleration, violation, or termination of, such Retained Agreement and without imposing any conditions or changes in such Retained Agreement (other than the identity of the lessee thereunder).

        (b) After the Closing, when a Consent for the assignment of any Retained Agreement conforming with the requirements of Section 5.10 is received, Seller shall promptly notify Buyer, and, on the business day immediately following the effective date of the Consent, Seller shall assign the Retained Agreement to Buyer and Buyer will assume all obligations and liabilities of Seller under the Retained Agreement to the extent that such liabilities and obligations relate to the period on or after the date of the assignment. With respect to Retained Leases, the assignment and assumption shall be effected through the delivery of an Assignment and Assumption of Lease, substantially in the form of Exhibit I (each, a “Lease Assignment”).

        (c) At the Closing, Buyer and Seller will enter into a Management Agreement, in the form attached as Exhibit C, with respect to the Retained Agreements, pursuant to which Seller shall keep such Retained Agreement in effect and give Buyer the benefit of such Retained Agreement to the same extent as if it had been assigned to Buyer, and Buyer shall perform Seller’s obligations under the Retained Agreement relating to the benefits obtained by Buyer. The parties intend that legal and beneficial ownership and control of any Retained Agreement shall remain with Seller and shall not be transferred to Buyer until the applicable Consent has been obtained and the Retained Agreement has been assigned to and assumed by Buyer pursuant to the applicable Lease Assignment.

        (d) If any Retained Lease becomes a Terminated Lease, the Purchase Price shall be reduced by the amount specified for such Retained Lease on Schedule 2.5.

2.6 Allocation of Consideration. Following the Closing, Buyer will prepare and furnish to Seller a proposed allocation of the Purchase Price among the Assets. Buyer and Seller will then undertake to agree on an allocation of the Purchase Price for all purposes (including financial, accounting, and tax purposes). If the parties agree on the allocation of the Purchase Price, the parties shall file their respective tax returns, including IRS Form 8594, in a manner consistent with such agreed-upon allocation.

2.7 Escrow Provisions.

        (a) General. All amounts held from time to time by the Escrow Agent in respect of the deposit pursuant to Section 2.3(b), including any interest or other earnings in respect of such deposit, and less any disbursements pursuant to this Agreement, are referred to as the “Escrow Funds.” The Escrow Funds shall consist of (i) the “Lease Escrow Funds,” which shall be the sum of $9,300,000 less any disbursements pursuant to Section 2.7(b) and plus any interest or other earnings on amounts held as Lease Escrow Funds, and (ii) the “Indemnification Escrow Funds,” which shall be the sum of $2,000,000 less any disbursements pursuant to Section 2.7(c) and plus any interest or other earnings on amounts held as Indemnification Escrow Funds.

        (b) Lease Escrow.

              (i) Within five business days after the end of each calendar month ending after the Closing, Buyer and Seller will jointly instruct the Escrow Agent to disburse to Seller the amount specified on Schedule 2.5 for the Retained Leases that have either been assigned to Buyer or have become Uncontested Leases or Expired Leases during the preceding calendar month.

              (ii) If the Purchase Price is reduced pursuant to Section 2.5(d) as a result of any Retained Lease becoming a Terminated Lease, then Buyer and Seller will jointly instruct the Escrow Agent to disburse to Buyer, by wire transfer of immediately available funds, the amount of the reduction, together with any interest or other earnings in respect of such amount from the Closing Date, except that, if such Retained Lease had previously become an Uncontested Lease, Seller will pay to Buyer by wire transfer of immediately available funds the amount of such reduction.

              (iii) Within five business days after all Retained Agreements have been assigned to Buyer or become Uncontested Leases, Expired Leases, or Terminated Leases, and all disbursements required to be made pursuant to Section 2.7(b)(i) and Section 2.7(b)(ii) with respect thereto have been made, Buyer and Seller will jointly instruct the Escrow Agent to disburse to Seller, by wire transfer of immediately available funds, the remaining Lease Escrow Funds.

        (c) Indemnification Escrow.

              (i) All Indemnification Escrow Funds will be held by the Escrow Agent in order to provide a fund for the payment of any claims for which Buyer is entitled to indemnification under Article 10, or any claims by Buyer against Seller for payments required to be made pursuant to Section 5.5(e), and will be disbursed in accordance with the Escrow Agreement and this Agreement.

              (ii) At any time Buyer makes any indemnification claim against Seller under Article 10 or any claim against Seller for payments required to be made pursuant to Section 5.5(e), Buyer shall give a copy of such notice to the Escrow Agent concurrently with Buyer’s delivery of notice of such claim to Seller. Buyer’s notice shall specify the dollar amount to be reserved against the claim. If Buyer and Seller agree as to the validity and amount of such claim, Buyer and Seller shall promptly give the Escrow Agent joint written instructions to disburse to Buyer a portion of the Indemnification Escrow Funds equal to the amount of such claim, together with any interest or other earnings in respect of such amount from the Closing Date. If Buyer and Seller do not agree as to the validity and amount of such claim, the matter shall be resolved in accordance with this Agreement and applicable law. If any disputed claim is subsequently resolved in favor of Buyer, Buyer and Seller shall promptly give the Escrow Agent joint written instructions to disburse to Buyer a portion of the Indemnification Escrow Funds equal to the amount required to satisfy Buyer’s claim, as so resolved, together with any interest or other earnings in respect of such amount from the Closing Date.

              (iii) On the first business day that is more than eighteen months after the date of this Agreement, Buyer and Seller will jointly instruct the Escrow Agent to disburse to Seller the amount, if any, by which the Indemnification Escrow Funds exceed the amount of all claims made by Buyer against the Indemnification Escrow Funds, together with any interest or other earnings in respect of such amount from the Closing Date.

              (iv) From time to time after the disbursement to Seller pursuant to Section 2.7(c)(iii) has been made, when any claim made by Buyer against Seller under this Agreement is resolved, Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Buyer the amount specified in Section 2.7(c)(ii) relating to the resolved claim, together with any interest or other earnings in respect of such amount from the Closing Date, and to disburse to Seller a specified amount which shall equal the amount, if any, by which the Indemnification Escrow Funds exceed the amount required to satisfy any indemnification claims by Buyer that remain pending, together with any interest or other earnings in respect of the amount of such pending claims from the Closing Date. When all claims against the Indemnification Escrow Funds have been resolved, after all required disbursements to Buyer pursuant to Section 2.7(c)(ii) have been made, Buyer and Seller shall jointly instruct the Escrow Agent to disburse to Seller any remaining Indemnification Escrow Funds.

Article 3

Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

3.1 Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.

3.2 Authorization of Transaction; Consents. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary actions on the part of Buyer and its board of directors and shareholders. Buyer has full power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by the application of general equitable principles. When executed and delivered in accordance with this Agreement, the Related Agreements will constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except as the enforceability of any Related Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by the application of general equitable principles. Except for any notices that may be required under federal or state securities laws or as otherwise set forth on Schedule 3.2, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other third party in order to consummate the transactions contemplated by this Agreement and the agreements contemplated hereby in a lawful manner and without causing a default under, conflict with, or acceleration, violation, or termination of any legal requirement or contract or agreement to which Buyer is a party or bound.

3.3 Noncontravention. Subject to compliance with the applicable requirements of the HSR Act, except as set forth on Schedule 3.2, neither the execution and delivery by Buyer of this Agreement and the agreements contemplated hereby, nor the consummation of the transactions contemplated hereby and thereby by Buyer, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject or any provision of the articles of incorporation or bylaws of Buyer or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which its is bound or to which any of its assets is subject.

3.4 Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except for fees payable to Adams, Harkness & Hill.

3.5 Lender Commitment. Buyer has furnished Seller with a true and complete copy of the commitment letter received by Buyer from its lender for an underwritten commitment for debt financing to be incurred by Buyer or its Affiliates for the Purchase Price.

Article 4

Representations and Warranties of Seller

Seller represents and warrants to Buyer as follows:

4.1 Organization, Qualification, and Corporate Power. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia. Seller is duly authorized to conduct business and is in good standing under the laws of the jurisdictions set forth on Schedule 4.1, which are the only jurisdictions where such qualification is required except where failure to be so qualified would not have a Material Adverse Effect. Seller has full power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 4.1 lists the directors and officers of Seller.

4.2 Authorization of Transaction. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary actions on the part of Seller, its board of directors and shareholders, and the trustees of Seller’s employee stock ownership plan, to the extent required. Seller has full power and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligations of Seller, enforceable against it in accordance with its terms and conditions, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by the application of general equitable principles. When executed and delivered in accordance with this Agreement, the Related Agreements will constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, except as the enforceability of any Related Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by the application of general equitable principles.

4.3 Noncontravention. Subject to compliance with the applicable requirements of the HSR Act, except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement and the agreements contemplated hereby by Seller, nor the consummation of the transactions contemplated hereby and thereby by Seller, will (a) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller is subject or any provision of Seller’s articles of incorporation or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound or to which any of its assets are subject; provided, however, that Seller makes no representation or warranty as to whether the execution, delivery, and performance by Buyer and Seller of this Agreement or the Management Agreement conflicts with, results in a breach of, constitutes a default under, or creates in any party the right to accelerate, terminate, modify, or cancel any Retained Agreement. Except as set forth in Schedule 4.3, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other third party in order for the parties hereto to consummate the transactions contemplated by this Agreement in a lawful manner and without causing a default under, conflict with, or acceleration, violation, or termination of, any legal requirement or contract or agreement to which Seller is a party or bound.

4.4 Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except for fees payable to Houlihan, Lokey, Howard & Zukin Capital.

4.5 Title to Assets. Seller has good and marketable title to the properties and assets used by it in connection with the Business, free and clear of all Liens, except for Permitted Liens and the Liens set forth in Schedule 4.5 which shall be removed at or prior to Closing.

4.6 Subsidiaries. Seller does not own any equity interest in any other Person that is engaged in the Business.

4.7 Financial Statements.

        (a) Schedule 4.7 includes the following financial statements of Seller (collectively the “Financial Statements”): (i) an audited consolidated balance sheet and audited consolidated statements of income, shareholders’ equity, and cash flows as of and for the fiscal year ended December 31, 2001 (redacted to exclude certain footnote information not related to the Business); and (ii) unaudited balance sheets for the Business as of December 31, 2001 and September 30, 2002 and the related statements of income and cash flows for the year ended December 31, 2001 and nine months ended September 30, 2002. The Financial Statements (including the notes thereto) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (subject, in the case of unaudited statements, to (i) normal year-end adjustments, which individually or in the aggregate are not material to such unaudited statements, and (ii) the omission of footnote information), present fairly the financial position of Seller or the Business, as the case may be, as of such dates and the results of operations and cash flows of Seller or the Business, as the case may be, for such periods, are correct and complete, and are consistent with the books and records of Seller (which books and records are correct and complete).

        (b) Schedule 4.7 also includes a projected balance sheet for the Business as of December 31, 2002 and related projected statements of income and cash flows for the year ended December 31, 2002. These projected financial statements were prepared in good faith, consistent with the guidelines for presentation of a projection established by the American Institute of Certified Public Accountants and with the unaudited Financial Statements of the Business.

        (c) There has been no material adverse change in the financial position or results of operations and cash flows of the Business from that reflected in the Financial Statements for the Business as of and for the period ended September 30, 2002 (other than normal seasonal variations in assets and liabilities).

        (d) The net asset book value of the Business at December 31, 2002 was at least $56,900,000.

        (e) The inventories shown on the Financial Statements for the Business are, and all inventories held by Seller immediately prior to the Closing will be, properly valued at the lower of average cost or market in accordance in all material respects with GAAP.

        (f) Schedule 4.7 also lists certain other supplementary financial information furnished by Seller to Buyer with respect to the operations of the Business. All such supplementary financial information was correct in all material respects as of the date thereof.

4.8 Subsequent Events. Since September 30, 2002, no Material Adverse Effect has occurred and, except as set forth on Schedule 4.8,

        (a) Seller has conducted the Business only in the ordinary course and in a manner consistent with past custom and practice;

        (b) Seller has not made any change in its accounting methods, principles, or practices;

        (c) Seller has not revalued any assets of the Business, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past custom and practice;

        (d) Seller has not sold, leased, transferred, assigned, or otherwise disposed of any assets of the Business, tangible or intangible, other than for fair consideration in the ordinary course of Seller’s business consistent with past custom and practice;

        (e) Seller has not entered into any agreement, contract, lease, or license relating to the Business outside the ordinary course of Seller’s business consistent with past custom and practice, except as contemplated by this Agreement;

        (f) Seller has not accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license relating to the Business;

        (g) Seller has not imposed any Lien upon any assets of the Business, tangible or intangible, other than Permitted Liens;

        (h) Seller has not made any capital expenditure (or series of related capital expenditures) relating to the Business involving more than $50,000;

        (i) Seller has not made any capital investment in, any loan or advance to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) relating to the Business involving more than $50,000;

        (j) Seller has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

        (k) Seller has not materially delayed or materially postponed the payment of accounts payable or other liabilities relating to the Business;

        (l) Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to the Business involving more than $50,000;

        (m) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property relating to the Business;

        (n) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any property relating to the Business having a value greater than $50,000;

        (o) Seller has not granted any increase in the base compensation of any independent contractors or employees of the Business other than in the ordinary course of Seller’s business consistent with past custom and practice;

        (p) Seller has not adopted, amended, modified, or terminated any Employee Plan or Compensation Arrangement (including any bonus, profit-sharing, incentive, severance, termination, change of control or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees);

        (q) Seller has not made any other change in employment terms or engagement terms for any independent contractors or employees of the Business other than in the ordinary course of Seller’s business consistent with past custom and practice; and

        (r) Seller has not committed to do any of the foregoing.

4.9 Undisclosed Liabilities. Except as set forth on Schedule 4.9, Seller has no liability or obligation related to the Business or any of the Assets, except for (a) liabilities set forth on the balance sheet at September 30, 2002 included in the Financial Statements, and (b) liabilities that arose after September 30, 2002 in the ordinary course of Seller’s business consistent with past custom and practice (none of which results from, arises out of, or relates to any breach of contract, breach of warranty (except for customer product returns in the ordinary course of business), tort, infringement, or violation of law).

4.10 Legal Compliance. In its ownership and operation of the Business, Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of all Governmental Authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply.

4.11 Tax Matters.

        (a) Seller has filed or caused to be filed all federal, state, county, local, or city tax returns that were required to be filed by it with respect to the ownership or operation of the

Business. Seller has paid or caused to be paid all Taxes with respect to the ownership or operation of the Business to the extent that such Taxes have become due, or has set aside on its books adequate reserves with respect thereto. There are no pending legal, administrative, or tax proceedings, or, to Seller’s knowledge, any on-going governmental investigations, pursuant to which Seller is or could be made liable for any Taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Business, and no event has occurred that could impose on Buyer any transferee liability for any Taxes, penalties, or interest due or to become due from Seller.

        (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party with respect to the Business.

        (c) Seller has withheld and paid all sales and use Taxes with respect to the operation of the Business.

        (d) To Seller’s knowledge, there are no proposed reassessments of any property owned by Seller that would affect the Taxes of Buyer after the Closing Date. There are no Tax liens on any assets of the Business, other than liens for current Taxes not yet due and payable.

        (e) Seller has not been a “United States real property holding corporation,” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

        (f) Seller has not granted any waiver or extension of any statute of limitations on the assessment or collection of any Tax relating to the ownership or operation of the Business or with respect to any liability arising from any such Tax.

4.12 Regulatory Requirements. Schedule 4.12 sets forth a list of all Licenses of Seller together with all amendments and modifications thereto and all applications relating thereto. Such Licenses constitute all of the licenses, permits, and authorizations necessary to conduct the Business as currently operated in compliance with all laws, rules, and regulations of all Governmental Authorities. Seller is in compliance with all of the requirements of the Licenses. All Assigned Licenses are valid and in full force and effect and no suspension, cancellation, or termination of any of the Assigned Licenses is pending or, to the knowledge of Seller, threatened. Seller has filed all returns, reports, and statements required to be filed by it with any Governmental Authority. All of such returns, reports, and statements were complete and correct in all material respects as filed.

4.13 Real Property.

        (a) Schedule 4.13 contains a true and complete description of all Real Property and Real Property Interests.

        (b) With respect to each Real Property Interest that is a leasehold, Seller has a valid leasehold or subleasehold interest to the underlying Real Property.

        (c) There are no pending or, to the knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to any Real Property or Real Property Interest or other matters that could materially and adversely affect the current use or occupancy thereof.

        (d) To Seller’s knowledge, all buildings and improvements on any Real Property are located within the boundary lines of the Real Property, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not encroach on any easement which may burden the land.

        (e) Except as disclosed on Schedule 4.13, neither Seller nor, to Seller’s knowledge, any other Person has entered into any leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any Person the right of use or occupancy of any portion of any Real Property other than Seller.

        (f) No Real Property Interest owned by Seller is subject to any outstanding options or rights of first refusal to purchase such Real Property Interest, or any portion thereof or interest therein.

        (g) There are no Persons (other than Seller) in possession of any Real Property, other than tenants under any leases or licenses disclosed on Schedule 4.13.

        (h) All facilities located on any Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer; the facilities are in working order; all plumbing, heating, electrical, and air conditioning systems and equipment and systems therein are in good order and repair and operating condition.

        (i) Seller has delivered to Buyer true and complete copies of any deed, lease, or sublease for each Real Property Interest.

4.14 Intellectual Property. Seller owns all Intellectual Property necessary for the operation of the Business as conducted by it. Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any rights of third parties in any Intellectual Property, and Seller has not received any complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights owned by any third party). To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by Seller and used in the Business. Schedule 4.14 identifies all registered Intellectual Property of Seller that is used in the Business and each pending application therefor and identifies each license, agreement, or other permission that Seller has granted to any third party with respect to any Intellectual Property that is used in the Business.

4.15 Tangible Assets.

        (a) Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business. All such tangible assets have been maintained in accordance with normal industry practice and are in good operating condition and repair (normal wear and tear excepted). Schedule 4.15 sets forth a list of all tangible assets of Seller relating to the Business and having a value greater than $5,000 each, including the location thereof.

        (b) The inventories of the Business are merchantable and Seller has set aside on its books adequate reserves consistent with Seller’s past custom and practice with respect to inventory writedowns.

4.16 Contracts. Schedule 4.16 contains a true and complete list of all Contracts that involve annual expenditures of more than $25,000 per year. Seller has delivered to Buyer a correct and complete copy of each written Contract required to be listed on Schedule 4.16 and a written summary setting forth the terms and conditions of each oral Contract required to be listed on Schedule 4.16, if any. Each Assumed Contract is legal, valid, binding, enforceable against each party thereto, and in full force and effect in accordance with its terms. Each Assumed Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; provided, however, that Seller makes no representation or warranty as to whether the execution, delivery, and performance by Buyer and Seller of this Agreement or the Management Agreement will cause any Retained Agreement to cease to be in full force and effect following the Closing. Neither Seller nor, to Seller’s knowledge, any other party to any Assumed Contract is in material breach or default under any Assumed Contract, and to the knowledge of Seller, no event has occurred that with notice or lapse of time would constitute a breach or default under any Assumed Contract, or permit termination, modification, or acceleration, or reduce the amount of payments due Seller, or give rise to any liquidated damages, under any Assumed Contract; provided, however, that Seller makes no representation or warranty as to whether the execution, delivery, and performance by Buyer and Seller of this Agreement or the Management Agreement would constitute a breach or default under any Retained Lease or permit termination, modification, or acceleration, or give rise to any liquidated damages under any Retained Lease. Neither Seller nor, to Seller’s knowledge, any other party to any Assumed Contract has repudiated any provision of the Assumed Contract.

4.17 Notes and Accounts Receivable; Accounts Payable. All accounts receivable included in the Assets are reflected properly on Seller’s books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, subject only to the reserve for bad debts set forth on the face of the balance sheet at September 30, 2002 included in the Financial Statements (as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller). Seller has paid on a timely basis all accounts payable relating to the Business and such accounts payable arose in the ordinary course of Seller’s business consistent with past custom and practice.

4.18 Insurance.

        (a) Schedule 4.18 sets forth the following information with respect to each insurance policy relating to the Business (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage:

             (i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

             (ii) the period of coverage;

             (iii) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

             (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.

        (b) Seller has been covered during the past two years by insurance in scope and amount customary and reasonable for the Business. Schedule 4.18 describes any self-insurance arrangements affecting the Business. Except as set forth on Schedule 4.18, since September 30, 2002, Seller has not been subject to any claim under any insurance policy relating to the Business where the aggregate amount at issue exceeded $5,000.

4.19 Litigation. Schedule 4.19 sets forth each instance in which Seller (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge relating to the Business or (b) is a party to or, to the knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator relating to the Business. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4.19 could result in any Material Adverse Effect. Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Seller.

4.20 Employees.

        (a) Schedule 4.20 contains a correct and complete list of (i) the names and positions of each of the employees, officers, directors, partners, and shareholders of Seller and its Affiliates whose personal services relate to the Business and each individual providing personal services to the Business as an independent contractor, (ii) the current annual salary, hourly wage, or contract rate of each such person, (iii) the incentive compensation payments, including commissions, if any, paid to each such person for 2002, (iv) the date of hire of each such person, (v) any oral or written contracts or agreements that provide for employment of any individual as an employee or independent contractor of the Business and which does not permit the termination of such contract or agreement, without penalty, upon no more than thirty days’ prior notice, and (vi) any non-competition, non-solicitation, non-interference, or similar restrictive agreement relating to the Business, if any, which such person is a party to with Seller or any of its Affiliates.

        (b) No employees of Seller are members of any collective bargaining unit with respect to their employment with Seller. There are no collective bargaining agreements and no contracts or agreements with labor unions, relating to, involving, or affecting the employees of Seller, and Seller has no obligation to bargain with any labor organization with respect to any such persons. Seller is not currently, nor during the past three years has it been, the subject of any certification or decertification drive, and, to the knowledge of Seller, no such organizing activity is threatened. To the knowledge of Seller, no union or other collective bargaining representative claims to represent, has been certified as representing, or has requested that Seller recognize such union or collective bargaining representative as representing any of the employees of Seller for collective bargaining purposes. Seller has not recognized or agreed to recognize or is required to recognize any union as the collective bargaining representative for any employee of Seller.

        (c) There are no unfair labor practice charges pending against Seller and, to the knowledge of Seller, there are neither any demands for recognition nor any other requests or demands from a labor organization for representative status with respect to any persons employed by Seller, and no such activity is threatened. The Business is not currently, and during the past three years has not been, the subject of any strike, work stoppage, picketing or work slowdown, or other labor dispute, controversy, or proceeding, and to the knowledge of Seller no such activity is threatened. Seller has complied in all material respects with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining, discrimination, the payment of social security and other payroll expenses, and all applicable occupational safety and health acts, laws, and regulations. Seller is not subject to any investigation or other challenge relating to the misclassification of employees as independent contractors. Seller is not required to comply with any government contractor affirmative action obligations.

4.21 Employee Benefits.

        (a) Each Employee Plan and Compensation Arrangement that provides benefits to employees of the Business is listed and described in Schedule 4.21. Seller has furnished to Buyer complete and accurate copies of any such written Employee Plans and Compensation Arrangements (or related insurance policies), descriptions of the material terms of all such Employee Plans or Compensation Arrangements, and all employee handbooks or similar documents describing such Employee Plans and Compensation Arrangements. Except as disclosed in Schedule 4.21, neither Seller nor any ERISA Affiliate is a party to or has in effect or to become effective after the date of this Agreement any amendment to any such Employee Plan or Compensation Arrangement, or any plan, arrangement, or other scheme that will become an Employee Plan or Compensation Arrangement that provides benefits to employees of the Business.

        (b) Seller has furnished to Buyer the Forms 5500 filed for each of the Employee Plans (including all attachments and schedules), actuarial reports, summaries of material modifications, summary annual reports, and any other employer notices (including, governmental filings and descriptions of material changes to Employee Plans or Compensation Arrangements) relating to the Employee Plans for the last three plan years, and the current summary plan descriptions.

        (c) Each Employee Plan and Compensation Arrangement has been administered in compliance with its terms and in material compliance with the provisions of ERISA, the Code, the Age Discrimination in Employment Act, and any other applicable federal or state laws.

        (d) Neither Seller nor any ERISA Affiliate (i) is contributing to, is required to contribute to, or has contributed within the last seven years to, any Multiemployer Plan, Multiple Employer Plan, or employee pension benefit plan, as defined under ERISA Section 3(2), that was subject to Title IV of ERISA, (ii) has incurred within the last seven years, or reasonably expects to incur, any “withdrawal liability,” as defined under ERISA Section 4201 et seq., or (iii) has ever engaged in a transaction to evade liability, as described under ERISA Section 4069.

        (e) Each Employee Plan, to the extent such Employee Plan is intended to be tax-qualified, satisfies all minimum coverage and minimum participation requirements, if any, imposed on such Employee Plan by the applicable terms of the Code and ERISA.

        (f) Seller is not aware of the existence of any governmental inspection, investigation, audit, or examination of any Employee Plan or Compensation Arrangement or of any facts that would lead it to believe that any such governmental inspection, investigation, audit, or examination is pending or threatened. Except as disclosed in Schedule 4.21, there exists no action, suit, or claim (other than routine claims for benefits) with respect to any Employee Plan or Compensation Arrangement pending or, to the knowledge of Seller, threatened against any such plan or arrangement, and Seller knows of no facts that could give rise to any such action, suit, or claim.

        (g) Except as described in Schedule 4.21, neither Seller nor any ERISA Affiliate sponsors, maintains, or contributes to any Employee Plan or Compensation Arrangement that provides medical or death benefit coverage to former employees of Seller, except to the extent required by ERISA Section 601 et seq. and Code Section 4980B (“COBRA”).

        (h) With respect to each Employee Plan and, to the extent applicable, each Compensation Arrangement, (i) each Employee Plan that is intended to be tax-qualified, and each amendment thereto, is the subject of a favorable determination letter or approval letter from the Internal Revenue Service, and, to the belief of Seller, no plan amendment that is not the subject of a favorable determination letter or approval letter would affect the validity of an Employee Plan’s letter; (ii) no condition or event exists or, to the knowledge of Seller is threatened that could subject, directly or indirectly, Seller or any ERISA Affiliate to any material liability, contingent or otherwise, or the imposition of any lien on the assets of Seller or any ERISA Affiliate under the Code or Title IV of ERISA whether to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or any other person; (iii) no Prohibited Transaction (as defined in ERISA Section 406 and Code Section 4975) has occurred that would subject Seller or any ERISA Affiliate to any liability; and (iv) all contributions, premiums, payments, or liabilities accrued, in whole or in part, under each Employee Plan or Compensation Arrangement or with respect thereto as of the Closing will be paid by Seller on or prior to Closing or will be accrued and reflected in the Financial Statements. Each Employee Plan or Compensation Arrangement that provides severance or severance like benefits may be terminated by Seller without any penalty and without any liability to pay severance benefits in connection with any terminations of employment that occur after the date such Employee Plan or Compensation Arrangement is terminated. Each Employee Plan or Compensation Arrangement that is a “group health plan,” as defined under COBRA has been in material compliance with its obligation to provide “continuation coverage” to each “covered employee” and “qualified beneficiary” entitled thereto (with each term defined under COBRA).

        (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including severance or unemployment compensation) becoming due to any director or employee of Seller or any ERISA Affiliate; (ii) result in the acceleration of vesting under any Employee Plan or Compensation Arrangement except to the extent required under the terms of such Employee Plan or Compensation Arrangement or by applicable law, and described in Schedule 4.21; or (iii) materially increase any benefits otherwise payable under any Employee Plan.

4.22 Environmental Matters.

        (a) Seller is in compliance in all material respects with all Environmental Requirements applicable to any of the Real Property. To Seller’s knowledge, all Real Property is in compliance in all material respects with all Environmental Requirements. Seller has no material liability under any Environmental Requirements applicable to any of the Real Property.

        (b) Seller has not received written notice that it has failed to obtain or comply with, in all material respects, any permits, licenses, and other authorizations that are required pursuant to Environmental Requirements for the occupation of the Real Property and the operation of the Business.

        (c) Except as set forth in Schedule 4.22, Seller has not received any written or oral notice, report, or other information regarding any actual or alleged violation of Environmental Requirements or any liability or obligation, including any investigatory, remedial, or corrective obligations, relating to Seller or any Real Property arising under Environmental Requirements.

        (d) Except as set forth in Schedule 4.22, to Seller’s knowledge, none of the following exists at any property or facility owned or operated by Seller in connection with the Business: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

        (e) Except as set forth in Schedule 4.22, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Requirements.

        (f) Except as set forth in Schedule 4.22, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Authorities or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Requirements.

4.23 Certain Business Relationships with Seller. Except as set forth in Schedule 4.23, no Affiliate of Seller or other Person who beneficially owns 10% or more of any class of equity securities of Seller has been involved in any business arrangement or relationship with Seller relating to the Business, and no Affiliate of Seller or other Person who beneficially owns 10% or more of any class of equity securities of Seller owns any asset, tangible or intangible, that is used in the Business.

4.24 Product and Service Warranties. Seller has set aside on its books adequate reserves for replacement or repair or other damages in connection with potential product warranty claims as set forth on the balance sheet at September 30, 2002 included in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. No product manufactured, sold, leased, or delivered, and no service performed, by Seller in connection with the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, lease, or service. Schedule 4.24 includes copies of the standard terms and conditions of sale and service for Seller (containing applicable guaranty, warranty, and indemnity provisions).

Article 5

Covenants

5.1 Conduct of Business of Seller.

        (a) Except as contemplated by this Agreement or with the prior written consent of Buyer, prior to the Closing, Seller shall conduct the operations of the Business only in the ordinary course of business consistent with past custom and practice, and Seller will use its reasonable best efforts to preserve intact the Business and the Assets, to keep available to the Business the services of the present officers and key employees of Seller, and to preserve the good will of customers, suppliers, and all other persons having business relationships with Seller relating to the Business through the Closing.

        (b) Except as otherwise contemplated by this Agreement, prior to the Closing, Seller shall not, without the prior written consent of Buyer, take any of the following acts with respect to the Business:

              (i) increase the compensation or fringe benefits payable or to become payable to employees or independent contractors of the Business working primarily at a store location (except for customary increases consistent with past custom and practice), or pay any benefit not required by any existing Employee Plan or Compensation Arrangement or grant any severance or termination pay to (except pursuant to existing Employee Plans or Compensation Arrangements), or enter into, review, terminate, amend, or waive any material provision of any employment or severance agreement with, any such employee or independent contractor of the Business or establish, adopt, enter into, or amend any collective bargaining agreement, employment agreement, termination agreement, personal services agreement, Employee Plan, or Compensation Arrangement;

              (ii) acquire, sell, lease, license, transfer, pledge, encumber, grant, or dispose of (whether by merger, consolidation, purchase, sale, or otherwise) any assets relating to the Business, including any Asset (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of supplies and equipment, in each case in the ordinary course of Seller’s business consistent with past custom and practice);

              (iii) change any accounting policies or procedures, other than as required by GAAP;

              (iv) waive, release, assign, settle, or compromise any material rights, claims or litigation relating to the Business or any Asset;

              (v) take any action that would cause any representation or warranty set forth in Article 4 to be untrue if made following the taking of such action;

              (vi) enter into any Contract that would be an Assumed Contract, except for any Contract entered into in the ordinary course of Seller’s business consistent with past custom and practice under which the consideration payable or receivable by Seller does not exceed $20,000 per year per Contract or $50,000 per year in the aggregate for all such Contracts or amend or terminate any existing Contract;

              (vii) make any material increase in the size or change the composition of the workforce of the Business; or

              (viii) voluntarily recognize any union or other collective bargaining representative as the collective bargaining representative for any of the employees of the Business.

        (c) Except as otherwise contemplated by this Agreement, prior to the Closing, Seller shall:

              (i) maintain all the Assets in good operating condition (ordinary wear and tear excepted), with inventories of spare parts and expendable supplies being maintained at levels consistent with past practices, and make all repairs or replacements necessary to restore any Assets to the condition represented in Article 4 of this Agreement;

              (ii) maintain the existing insurance policies in full force and effect;

              (iii) maintain the books and records of Seller in accordance with past practices;

              (iv) furnish to Buyer within twenty days after the end of each month financial statements for the month just ended containing balance sheets and statements of income and cash flow for such period that shall comply with the representations set forth in Section 4.7;

              (v) comply in all material respects with all laws, rules, and regulations and with all Contracts and keep in full force and effect all Licenses;

              (vi) pay all of the obligations and liabilities of the Business on a timely basis consistent with past custom and practice and cause all accounts payable of the Business to be paid to current terms as of the Closing; and

              (vii) preserve the corporate existence of Seller.

5.2 Other Actions. Prior to the Closing, Seller shall not take any action that would, or that would reasonably be expected to, result in any of the conditions to the transactions contemplated hereby set forth in Article 6 or Article 7 hereof not being satisfied or satisfaction thereof being delayed.

5.3 Notification of Certain Matters. Seller shall promptly notify Buyer of the occurrence of any fact or event that would reasonably be expected (a) to cause any representation or warranty of Seller contained in this Agreement to be untrue if made after the occurrence of such fact or event, (b) to cause any covenant or agreement of Seller hereunder not to be complied with, or (c) to cause a Material Adverse Effect. Buyer shall promptly notify Seller of the occurrence of any fact or event that would reasonably be expected (a) to cause any representation or warranty of Buyer contained in this Agreement to be untrue if made after the occurrence of such fact or event or (b) to cause any covenant or agreement of Buyer hereunder not to be complied with.

5.4 Access to Information. To the extent requested for any reasonable business purposes, for a period of five years from the Closing Date, (a) Seller will provide Buyer access and the right to copy, at Buyer’s expense, any books and records relating to the Business or the Assets that are not included in the Assets (other than any such books and records that have been disposed of in compliance with clause (c) of this Section 5.4), (b) Buyer will provide Seller access and the right to copy, at Seller’s expense, any books and records relating to the Business or the Assets that are included in the Assets (other than any such books and records that have been disposed of in compliance with clause (c) of this Section 5.4), (c) neither party will dispose of any of its books and records described in this Section 5.4 without first notifying the other party and offering the other party a reasonable opportunity to obtain or copy the books and records proposed to be disposed of.

5.5 Additional Financial Statements.

      (a) Seller will prepare and engage Ernst & Young LLP, its independent accountants, to audit, all financial statements with respect to the Business for periods prior to the Closing that are required to be filed by Buyer pursuant to the Securities Act or the Securities

Exchange Act of 1934 (collectively, the “Additional Financial Statements”), including the balance sheet of the Business as of December 31, 2002 and the related statements of income, shareholders’ equity, and cash flows as of and for the fiscal year ended December 31, 2002, that are required to be filed by Buyer in connection with its Form 8-K with respect to the transactions contemplated by this Agreement (collectively, the “8-K Financial Statements”). Seller shall take all actions necessary to enable its independent accountants to promptly complete the audit of the Additional Financial Statements and will cause its independent accountants to deliver to Buyer its report on the 8-K Financial Statements, together with the consent of its independent accountants described in Section 5.5(b) with respect to the 8-K Financial Statements, within seventy days after the Closing Date. The Additional Financial Statements shall be prepared from the books and records of Seller in accordance with GAAP and the Rules and Regulations of the SEC, including SEC Regulations S-K and S-X (regardless of whether such regulations apply), so as to fairly present the financial position, results of operations, and cash flows of the Business for the periods indicated.

        (b) Seller agrees to provide audit representation letters as to the information provided by Seller to its independent accountants in connection with any audit of the Additional Financial Statements. The representation letters will be in such form and make the representations reasonably required by such independent accountants to enable them to issue a report acceptable to the SEC (notwithstanding that SEC review thereof may not be required). Seller consents, and covenants that its independent accountants will consent, to the inclusion of the Additional Financial Statements in any report, registration statement, private placement memorandum, information memorandum, offering memorandum, or other offering or disclosure document. Seller will also provide, at Buyer’s expense, comfort letters or similar documentation reasonably requested by the underwriters or placement agents in connection with any securities offering for which Additional Financial Statements are required.

        (c) Seller will cooperate with Buyer and its counsel and independent accountants (at Buyer’s sole cost and expense, except as provided in Section 5.5(d)) in connection with any filing to be made by Buyer with the SEC, including by providing Buyer with any information relating to the Business that Buyer may reasonably request.

        (d) The cost of any audit and the preparation of any of the 8-K Financial Statements shall be paid by Seller. Upon the delivery to Buyer of the 8-K Financial Statements together with the report on the 8-K Financial Statements and the consent of Seller’s independent accountants described in Section 5.5(b) with respect to the 8-K Financial Statements, Buyer agrees to reimburse Seller for one-half of the fees charged to Seller by its independent accountants with respect to the 8-K Financial Statements; provided, however, that Buyer’s liability under this Section 5.5(d) shall not exceed $50,000. The cost of any audit and the preparation of any Additional Financial Statements other than the 8-K Financial Statements shall be paid by Buyer.

        (e) If Seller fails to deliver the 8-K Financial Statements or to cause its independent accountants to deliver their report on the 8-K Financial Statements to Buyer, together with the consent of its independent accountants described in Section 5.5(b) with respect to the 8-K Financial Statements, within seventy days after the Closing Date, the Purchase Price will be reduced by $1,000,000.

      (f) Seller will authorize and direct its independent accountants to respond to any inquiries from Buyer concerning their progress in auditing the 8-K Financial Statements and to provide Buyer with periodic estimates for the date of completion of the 8-K Financial Statements.

5.6 Cooperation; Further Assurances. Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper, or advisable under applicable laws and regulations to ensure that the conditions set forth in Article 6 or Article 7 are satisfied and to consummate and make effective the transactions contemplated by this Agreement. No party to this Agreement shall take any action that is inconsistent with its obligations under this Agreement. Notwithstanding the foregoing, Buyer shall not be required to expend any monies to obtain any Consent or to accept any adverse condition or change in terms to obtain any Consent.

5.7 Public Announcements. The initial press release concerning the sale of the Assets to Buyer shall be a joint press release and, thereafter, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation.

5.8 Confidentiality. Except for any disclosures to officers, directors, employees, advisors, and representatives that may be appropriate in furtherance of this transaction and except for disclosures that may be required to comply with applicable law, including securities laws or the requirements of any securities exchange, each party hereto shall keep confidential all information of a confidential nature obtained by it from the other parties hereto in connection with the transactions contemplated by this Agreement, and if this Agreement is terminated, each party hereto will return to each other party all documents and other materials obtained from such other party in connection with this Agreement.

5.9 Expenses. Whether or not the transaction contemplated by this Agreement is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that all transfer Taxes, if any, payable as a result of this transaction shall be borne by Seller.

5.10 Consents.

      (a) Seller shall give all notices of this Agreement or the transaction contemplated hereby to Governmental Authorities and other third parties to the extent required by any law, rule, regulation, or Contract.

      (b) With respect to each Retained Lease, Seller shall request and use its best efforts to obtain a Consent of the lessor under such Retained Lease that permits such Retained Lease to be assigned to Buyer in a lawful manner and without causing a default under, or acceleration, violation, or termination of, such Retained Lease and without imposing any conditions or changes in such Retained Lease (other than the identity of the lessee thereunder).

      (c) In requesting any Consent to the assignment of a Retained Lease, Seller will also request that the lessor (i) waive any requirement under the Retained Lease that the lessee operate under Seller’s name, and (ii) deliver a certificate to the effect that the Retained Lease is valid, in full force and effect, and not in default. The lessor’s agreement to any of the requests described in this Section 5.10(c) shall not be a condition to the assignment of the Retained Lease to Buyer pursuant to Section 2.5, and Seller shall have no obligation or liability for any lessor’s failure to agree to such requests so long as Seller has complied with this Section 5.10(c).

      (d) At Seller’s request, Buyer will tender to any lessor under a Retained Lease a lease for the premises leased thereunder on the same substantive terms as the Retained Lease (modified to reflect the substitution of Buyer for Seller as lessee) and for a term equal to the then remaining scheduled term of the Retained Lease and including any unexpired renewal option in the Retained Lease.

      (e) Seller shall use commercially reasonable efforts, and Buyer shall assist Seller in all reasonable respects, to obtain all Consents not described in Section 5.10(b).

      (f) Seller will not agree to any materially adverse change in any Assumed Contract (including any Retained Lease) as a condition to obtaining any Consent without Buyer’s consent. Seller shall be solely responsible for any consideration given or promised to third parties for resolution of any claims (disputed or undisputed) that must be settled to obtain any Consent, and Buyer shall have no obligation to make any payment to any other party in assisting Seller in obtaining any of the Consents or to agree to any materially adverse change in any Assumed Contract.

      (g) Any instrument evidencing any Consent shall be reasonably acceptable to Buyer. Seller will furnish Buyer with copies of all correspondence from or to any Person, and notify Buyer of any other communications with any Person, relating to the obtaining of any Consent (other than privileged communications between Seller and its attorneys).

      (h) Buyer and Seller have each filed a premerger notification and report under the HSR Act. Buyer and Seller will use their respective commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. Buyer and Seller with use their respective commercially reasonable efforts to overcome any objections that may be raised by the FTC, the Antitrust Division, or any other Governmental Authority having jurisdiction over antitrust matters, but neither Buyer nor Seller shall be required to make any significant change in the operations or activities of any business of such party or any of its Affiliates (or any material assets employed therein), if the party determines that such change would be materially adverse to the operations or activities of such business (or any material assets employed therein). Each of Buyer and Seller will coordinate with the other with respect to its filings and will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act.

5.11 Employee Matters.

        (a) Buyer shall offer employment (i) to each Transferred Employee actively employed on the Closing Date, effective as of the Closing, and (ii) to each Transferred Employee not actively employed on the Closing Date but who offers to, and is fit to, return to active service within sixteen weeks after the Closing, effective as of such date. Seller will terminate the employment, effective as of the Closing, of any Transferred Employee. For purposes of this Agreement, “Transferred Employees” means all employees of Seller or an Affiliate of Seller who perform material services in connection with the Business, who work at any store location, distribution center or call center of the Business, or who work as a district manager of the Business, but not any employees specifically named by Buyer on Schedule 5.11 or any employees who perform material services in connection with the Business and whose principal place of employment is at Seller’s corporate headquarters (which excluded employees are referred to as the “Non-Transferred Employees”). The terms and conditions of employment offered by Buyer to each Transferred Employee will be established by Buyer in its discretion; provided that Buyer shall offer to pay each such Transferred Employee a salary or base wage equal to that paid to such Transferred Employee by Seller as of the Closing and set forth in Schedule 4.20.

        (b) For the Transferred Employees who accept offers of employment from Buyer (the “Hired Employees”), Buyer shall provide employee benefit plans, programs, and policies on the same basis as other similarly situated employees of Buyer. Hired Employees shall be given credit for all service with Seller under all employee benefit plans, programs, and policies of Buyer in which they become participants for purposes of eligibility and vesting, but not for the purposes of benefit accrual other than for accrual of paid time off benefits. Hired Employees shall be eligible to receive coverage under Buyer’s paid time off, group term basic life insurance, accidental death and dismemberment, long-term disability, and workers compensation plans effective as of their date of hire by Buyer and shall receive past service credit for their service with Seller for purposes of any applicable waiting periods under such plans if such Hired Employees meet the eligibility criteria for such benefits (for example, full-time employment). Hired Employees shall be eligible to receive coverage under Buyer’s group health plan effective no later than the first day of the first calendar month beginning after the Closing, shall be given thirty days to elect to enroll in Buyer’s group health plan at that time, shall not be subject to any waiting periods or limitations on benefits under Buyer’s group health plan at that time (except to the extent any such Hired Employee was subject to such limitations under the group benefit plan of Seller), and shall be given credit under Buyer’s group health plan for any deductible or out-of-pocket expenditure previously met by such Hired Employee under Seller’s group health plans for the year in which the Closing occurs (provided that such credit shall be given only to the extent that Seller delivers to Buyer by the end of the third full calendar month commencing after Closing, a report detailing the deductible and out-of-pocket expenses paid by each Hired Employee under Seller’s group health plan for the year in which the Closing occurs). During the first four months after the Closing, Hired Employees will be eligible to take reasonable sick leave (not exceeding one week) in advance of their accrual of paid time off for such leave under Buyer’s paid time off plans. Buyer shall provide each Hired Employee, no later than sixty days after the Closing, the opportunity to participate in the 401(k) retirement savings plan sponsored by Buyer in accordance with the terms of this Section 5.11(b), and each Hired Employee shall receive past service credit for his or her service with Seller for all purposes under such plan.

        (c) Seller will retain and Buyer will not assume any liability or obligation of Seller to or in connection with any employee or former employee of Seller, including any Hired Employee. Without limiting the generality of the foregoing, Seller will remain solely responsible for any obligations and liabilities, including those pursuant to the Code, ERISA, and any and all federal, state, and local discrimination laws, in respect of all employees and former employees of Seller, and their respective beneficiaries and dependents, relating to or arising in connection with, during the course of, or as a result of (i) the employment or the actual or constructive termination of employment of any such employee by Seller (including in connection with the consummation of the transactions contemplated by this Agreement); (ii) the participation in or accrual of benefits or compensation under, or the failure to participate in or to accrue compensation or benefits under, any Employee Plan of Seller or any ERISA Affiliate; (iii) accrued but unpaid salaries, wages, bonuses, incentive compensation, vacation or sick leave, or other Compensation Arrangements of Seller; and (iv) the provisions of health continuation coverage for such employees required by COBRA.

        (d) Seller shall continue to provide group health benefits under its group health plans to each Transferred Employee, and his or her covered dependents, as in effect on the Closing, for the remainder of the calendar month following the Closing. Seller shall offer each Transferred Employee, and his or her covered dependents, “continuation coverage” under COBRA effective as of the first day of the first calendar month beginning after Closing. Buyer shall offer to the Hired Employees, effective no later than the first day of the first calendar month beginning after the Closing, group health plan benefits under employee benefit plans sponsored by Buyer in accordance with the terms of Section 5.11(b) and Buyer’s employee benefit plans.

        (e) Immediately following the Closing, Seller shall distribute to the Transferred Employees such written communications prepared by Buyer as Buyer reasonably requests. Coincident with the distribution of Buyer’s written communications, Seller may with the consent of Buyer, which will not be unreasonably withheld, distribute to the Transferred Employees a notice prepared by Seller.

        (f) Immediately following the Closing, Seller shall announce to each Non-Transferred Employee (and to any Transferred Employees whose offer of employment from Buyer will require a relocation of more than 75 miles) the terms of Seller’s severance pay policy for termination of employment without cause (which shall be consistent with Seller’s past practice and the liability for payment of which shall remain exclusively with Seller). The severance pay policy shall require that the terminated Non-Transferred Employees make themselves reasonably available either in person or by telephone to answer questions, provide information, and otherwise provide reasonable assistance to Seller (and Buyer) regarding the Business, as may be requested from time to time, during the first four weeks of their administrative leave which immediately precedes their termination of employment. Furthermore, Seller shall inform certain Non-Transferred Employees designated by Buyer prior to Closing of any retention bonus policy that may be offered to such Non-Transferred Employees if they continue to be employed by Seller for a limited period of time after Closing, which policy shall be developed by Buyer prior to Closing, subject to the consent of Seller, which consent shall not be unreasonably withheld, and the liability for payment of such retention bonuses shall remain exclusively with Buyer.

        (g) Seller has provided to Buyer payroll information sufficient to enable Buyer to enter the Transferred Employees on Buyer’s payroll system and provide wages and employee benefits in accordance with this Section 5.11, including the following information: state of residence, local government taxing jurisdiction (if any), IRS Form W-4 withholding elections, elections for supplemental coverage (if any) under group term life insurance and long term disability benefit plans, elections under any salary reduction dependent care account plan, elections for coverage under group health plans (including information regarding the type of plan, the type of coverage and medical flexible spending account elections), and automobile allowances (if any). Seller has provided to Buyer a list of the Transferred Employees who are covered by the Seller’s group term life insurance, accidental death and dismemberment, and long term disability insurance plans, and the amount of such coverage.

        (h) Seller shall treat the transaction contemplated by this Agreement as a partial termination of its tax-qualified retirement plan such that all Transferred Employees and Non-Transferred Employees who are affected by this transaction will be fully vested in their benefits under such plan.

        (i) To the extent that the Buyer extends an offer of employment to a Non-Transferred Employee within the sixty day period following Closing, and such Non-Transferred Employee accepts such offer of employment, then such Non-Transferred Employee shall be treated like a Hired Employee for purposes of Section 5.11(b), provided that he or she shall be eligible to receive coverage under Buyer’s group health plan effective no later than the first day of the first calendar month commencing after his or her date of hire, and provided further that he or she shall be offered the opportunity to participate in the 401(k) retirement savings plan sponsored by Buyer no later than sixty days after his or her date of hire.

        (j) This Section 5.11 will operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other person or entity, including any employee or former employee of Seller who performs or performed services in connection with the Business.

5.12 Real Estate Matters.

        (a) Seller will obtain prior to Closing a current form of commitment to issue an ALTA Owner’s Policy of Title Insurance in form reasonably acceptable to Buyer, issued by a title insurer reasonably satisfactory to Buyer, and in such amount as Buyer reasonably may determine to be the fair market value of the Ft. Lauderdale Property (including all improvements located thereon), insuring title to the Ft. Lauderdale Property to be in Buyer as of the Closing (subject only to Permitted Liens).

        (b) The title insurance policy to be issued pursuant to the commitment delivered under Section 5.12(a) shall (i) insure title to the Ft. Lauderdale Property and all recorded easements benefiting the Ft. Lauderdale Property, (ii) contain an “extended coverage endorsement” insuring over the general exceptions contained customarily in such policies, (iii) contain an endorsement insuring that the Real Property described in the title insurance policy is the same Real Property as shown on the survey with respect to such property procured by Buyer, (iv) contain an endorsement insuring that the Ft. Lauderdale Property has direct and unencumbered pedestrian and vehicular access to a public street, and (v) contain an inflation endorsement providing for annual adjustments in the amount of coverage corresponding to the annual percentage increase, if any, in the United States Department of Commerce Composite Construction Cost Index (Base Year = 1999).

5.13 Other Actions. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 10).

5.14 Transition of Business Relationships. Seller shall use commercially reasonable efforts to preserve its business relationships with each lessor, licensor, customer, supplier, and other business associate of Seller relating to the Business so that Buyer will have the benefit of the same such business relationships after the Closing.

5.15 Other Agreements.

        (a) Noncompetition Agreement. At the Closing, Buyer, Seller, Richard Schwartz, and Boat Owners Association of The United States will enter into a Noncompetition Agreement substantially in the form of Exhibit A.

        (b) Marketing Agreement. At the Closing, Buyer and Seller will enter into a Marketing Agreement in the form of Exhibit D.

        (c) Transition Services Agreement. At the Closing, Buyer and Seller will enter into a Transition Services Agreement in the form of Exhibit E.

        (d) Alexandria Sublease. At the Closing, Buyer and Seller will enter into the Alexandria Sublease in the form of Exhibit F, which provides for the same rent per square foot as that charged by Indian Creek Corporation to Seller for that portion of the property leased for Seller’s corporate headquarters.

5.16 Commitment Fee. At the Closing, Seller agrees to pay, or to reimburse Buyer for, any fees paid or payable to Buyer’s lender or lenders for an underwritten commitment for debt financing to be incurred by Buyer or its Affiliates for the Purchase Price; provided, however, that Seller’s liability under this Section 5.16 shall not exceed $800,000.

5.17 Financing Leases. Except for equipment leases specifically referenced on Schedule 4.16, Seller will satisfy at or prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

5.18 Inventory. Promptly after the Closing, Buyer will conduct a physical inventory of merchandise at twelve store locations of the Business and selected portions of the distribution center of the Business. If Buyer’s inventory reveals that inventory shrinkage at all such locations, taken together, exceeds 1.8%, then, at Buyer’s option, (a) Seller will pay to Buyer, as a reduction to the Purchase Price, the product of (i) the amount by which inventory shrinkage revealed by Buyer’s inventory exceeds 1.8% times (ii) $56,100,000, or (b) Buyer will conduct a physical inventory of merchandise at additional store locations of the Business selected by Buyer (which may be all remaining store locations). If Buyer elects to conduct a physical inventory of merchandise at additional store locations of the Business, and this inventory, together with inventory previously conducted, reveals that inventory shrinkage at all locations inventoried by Buyer, taken together, exceeds 1.8%, then Seller will pay to Buyer, as a reduction to the Purchase Price, the product of (i) the amount by which inventory shrinkage revealed by Buyer’s inventories exceeds 1.8% times (ii) $56,100,000. To clarify the meaning of the preceding sentences, if inventory shrinkage revealed by Buyer’s inventory or inventories (as applicable) is 2.0%, then the amount referred to in clause (i) of those sentences would be 0.2% and Seller’s payment obligation would be $112,200.

5.19 Marina Del Rey Lease. The parties acknowledge that the Lease Agreement between Pacific Marina Venture and Seller, dated May 8, 2001, for a store location in Marina Del Rey, California, is an Excluded Asset. Buyer agrees to reimburse Seller for one-half of any amounts paid to the lessor to terminate this Lease Agreement; provided, however, that Buyer’s liability under this Section 5.19 shall not exceed $100,000.

Article 6

Conditions to the Obligations of Buyer

The obligations of Buyer to consummate the transactions provided for in this Agreement are subject to all of the conditions set forth below in this Article 6, any of which may be waived by Buyer.

6.1 Performance by Seller. Seller shall have performed all of its agreements and covenants under this Agreement required to be performed by it at or prior to the Closing.

6.2 Truth of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and complete on and as of the Closing Date, with the same effect as if then made.

6.3 Receipt of Consents. All Consents (other than Consents for the assignment of the Retained Agreements) shall have been obtained and delivered to Buyer and shall be in full force and effect as of the Closing and shall be in form and substance reasonably satisfactory to Buyer without any conditions or changes in the underlying Contract or License to which such Consent relates.

6.4 Deliveries. Seller shall have made all of the deliveries required by Section 8.2.

6.5 Material Adverse Effect. No Material Adverse Effect shall have occurred.

6.6 Certain Proceedings. No writ, order, decree, or injunction of a court of competent jurisdiction or other Governmental Authority shall have been entered against Buyer or Seller that prohibits or restricts the transactions contemplated hereby, limits or restricts the operation of the Business as it is currently conducted, or otherwise restricts Buyer’s exercise of full rights to own and operate the Business after the Closing, and no action, proceeding, investigation, regulation, or legislation shall have been instituted or threatened before any court or before or by any other Governmental Authority that (a) questions the validity or legality of the transactions contemplated hereby or seeks to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby; (b) seeks material damages against Buyer as a result of the transaction contemplated hereby; or (c) can otherwise reasonably be expected to materially and adversely affect Buyer as a result of the consummation of the transactions contemplated hereby.

Article 7

Conditions to the Obligations of Seller

The obligations of Seller to consummate the transactions provided for in this Agreement are subject to all of the conditions set forth below in this Article 7, any of which may be waived by Seller.

7.1 Performance by Buyer. Buyer shall have performed all of its agreements and covenants under this Agreement required to be performed by it at or prior to the Closing.

7.2 Truth of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and complete on and as of the Closing Date, with the same effect as if then made.

7.3 Deliveries. Buyer shall have made all of the deliveries set forth in Section 8.3.

7.4 Certain Proceedings. No writ, order, decree, or injunction of a court of competent jurisdiction or other Governmental Authority shall have been entered against Seller that prohibits or restricts the transaction contemplated hereby and no action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any court or before or by any other Governmental Authority that (a) questions the validity or legality of the transactions contemplated hereby or seeks to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transactions contemplated hereby, (b) seeks material damages against Seller as a result of the transactions contemplated hereby; or (c) can otherwise reasonably be expected to materially and adversely affect Seller as a result of the consummation of the transaction contemplated hereby.

Article 8

Closing

8.1 Closing. Subject to satisfaction or waiver of all of the conditions of closing set forth in Article 6 and Article 7, the Closing shall take place at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Ave., N.W., Suite 800, Washington, D.C. 20036, at

10:00 a.m., local time, on January 14, 2003, or on such other date as Buyer and Seller may mutually agree. The Closing shall be effective as of 8:00 a.m., Eastern Standard Time, on the Closing Date.

8.2 Deliveries by Seller. Seller shall deliver to Buyer the following items at the Closing:

      (a) Conveyancing Documents. Duly executed deeds, bills of sale, motor vehicle titles, assignments, and other transfer documents that are sufficient to vest good title to all Assets in the name of Buyer, free and clear of all Liens other than Permitted Liens.

      (b) Consents. Seller shall deliver to Buyer originals of all Consents obtained prior to Closing.

      (c) Certificate Concerning Representations and Covenants. Seller shall deliver to Buyer a certificate, dated as of the Closing Date, executed by Seller, certifying that except as disclosed in such certificate, (i) all representations and warranties of Seller contained in this Agreement are true and complete on and as of the Closing Date, with the same effect as if then made; and (ii) that Seller has performed all covenants and agreements set forth in this Agreement to be performed by Seller at or prior to the Closing.

      (d) Payoff Letters. Seller shall deliver to Buyer payoff letters from all Persons having Liens on any of the Assets (other than Permitted Liens), in form and substance reasonably satisfactory to Buyer, specifying the payments required to be made on the Closing Date to satisfy all obligations secured by such Liens and agreeing to execute and deliver all necessary releases and terminations with respect to such Liens upon receipt of the specified payments.

      (e) Noncompetition Agreement. Seller shall deliver the Noncompetition Agreement in the form of Exhibit A, duly executed on behalf of Seller, Richard Schwartz, and Boat Owners Association of The United States.

      (f) Escrow Agreement. Seller shall deliver the Escrow Agreement in the form of Exhibit B, duly executed on behalf of Seller.

      (g) Marketing Agreement. Seller shall deliver the Marketing Agreement in the form of Exhibit D, duly executed on behalf of Seller.

      (h) Transition Services Agreement. Seller shall deliver the Transition Services Agreement in the form of Exhibit E, duly executed on behalf of Seller.

      (i) Alexandria Sublease. Seller shall deliver the Alexandria Sublease in the form of Exhibit F, duly executed on behalf of Seller.

      (j) Management Agreement. Seller shall deliver the Management Agreement described in Section 2.5(c), in the form of Exhibit C, duly executed on behalf of Seller.

      (k) Opinion of Counsel. Seller shall deliver an opinion of counsel, substantially in the form of Exhibit G.

8.3 Deliveries by Buyer. Buyer shall deliver to Seller the following items at the Closing:

      (a) Certificate Concerning Representations and Covenants. Buyer shall deliver to Seller a certificate, dated as of the Closing Date, executed by Buyer, certifying that except as disclosed in such certificate, (i) all representations and warranties of Buyer contained in this Agreement are true and complete on and as of the Closing Date, with the same effect as if then made; and (ii) that Buyer has performed all covenants and agreements set forth in this Agreement to be performed by Buyer at or prior to the Closing.

      (b) Consideration. Buyer shall deliver to Seller the payment described in Section 2.3(a).

      (c) Assumption Agreements. Buyer shall deliver appropriate assumption agreements pursuant to which Buyer will assume and undertake to perform those obligations and liabilities required to be assumed by Buyer at Closing pursuant to Section 2.4.

      (d) Noncompetition Agreement. Buyer shall deliver the Noncompetition Agreement in the form of Exhibit A, duly executed on behalf of Buyer.

      (e) Escrow Agreement. Buyer shall deliver the Escrow Agreement in the form of Exhibit B, duly executed on behalf of Buyer.

      (f) Marketing Agreement. Buyer shall deliver the Marketing Agreement in the form of Exhibit D, duly executed on behalf of Buyer.

      (g) Transition Services Agreement. Buyer shall deliver the Transition Services Agreement in the form of Exhibit E, duly executed on behalf of Buyer.

      (h) Alexandria Sublease. Buyer shall deliver the Alexandria Sublease in the form of Exhibit F, duly executed on behalf of Buyer.

      (i) Management Agreement. Buyer shall deliver the Management Agreement described in Section 2.5(c), in the form of Exhibit C, duly executed on behalf of Buyer.

      (j) Opinion of Counsel. Buyer shall deliver an opinion of counsel, substantially in the form of Exhibit H.

Article 9

Termination

9.1 Termination.

      (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, at the election of either Seller or Buyer, if:

            (i) the Closing does not occur on or before January 25, 2003, except that no party may elect to terminate this Agreement pursuant to this Section 9.1(a)(i) if such party’s breach of any provision of this Agreement prevented the Closing from occurring on or before January 25, 2003; or

            (ii) there shall be enacted or adopted any law or regulation that makes consummation of the transaction contemplated hereby illegal or otherwise prohibited; or

            (iii) any final judgment, injunction, order, or decree of any court or other Governmental Authority having competent jurisdiction enjoins Seller or Buyer from consummating the transactions contemplated by this Agreement.

      (b) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, at the election of Buyer, if on any date determined for the Closing in accordance with Section 8.1 each condition in Article 7 has been satisfied (or will be satisfied by actions to be taken at the Closing) and either a condition set forth in Article 6 has not been satisfied (or will not be satisfied by actions to be taken at the Closing) or Seller has nonetheless refused to consummate the Closing; provided that Buyer may not terminate this Agreement pursuant to this Section 9.1(b) if the failure of any condition set forth in Article 6 to be satisfied was principally caused by Buyer’s breach of or failure to perform any of its covenants and agreements in accordance with this Agreement.

      (c) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, at the election of Seller, if on any date determined for the Closing in accordance with Section 8.1 each condition in Article 6 has been satisfied (or will be satisfied by actions to be taken at the Closing) and either a condition set forth in Article 7 has not been satisfied (or will not be satisfied by actions to be taken at the Closing) or Buyer has nonetheless refused to consummate the Closing; provided that Seller may not terminate this Agreement pursuant to this Section 9.1(c) if the failure of any condition set forth in Article 7 to be satisfied was principally caused by Seller’s breach of or failure to perform any of its covenants and agreements in accordance with this Agreement.

      (d) A party electing to terminate this Agreement pursuant to this Section 9.1 shall give notice of its election to the other party.

9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect without liability of either party hereto to the other parties hereto, except that (a) the agreements contained in this Section 9.2 shall survive the termination hereof, and (b) no such termination shall relieve either party of any liability or damages resulting from any material breach by such party of any representation, warranty, covenant, or agreement set forth in this Agreement.

Article 10

Indemnification and Other Remedies

10.1 Survival of Representations and Warranties. All of the representations, warranties, and covenants of the parties hereto contained in this Agreement shall survive the

Closing hereunder and the delivery of each Lease Assignment and will remain in effect until, and will expire upon, the termination of all indemnification obligations with respect thereto as provided in Section 10.5(a) hereof.

10.2 Indemnification by Seller. From and after the Closing, subject to Section 10.5, Seller shall indemnify Buyer and its Affiliates, officers, directors, employees, shareholders, and agents (the “Buyer Indemnified Parties”) against and hold them harmless from any liability, claim, damage, Tax, or expense (including reasonable legal fees and expenses) (“Losses”) suffered or incurred by any Buyer Indemnified Party as a result of, arising from, or relating to the following:

        (a) any breach of any representation or warranty of Seller contained in this Agreement or any certificate delivered pursuant hereto;

        (b) any breach of any covenant or agreement of Seller contained in this Agreement;

        (c) liabilities of Seller resulting from or arising out of the conduct of the Business prior to the Closing, except to the extent such liabilities were required to be assumed by Buyer at Closing pursuant to Section 2.4;

        (d) any breach of or default under any Retained Agreement arising from the consummation of the Closing and the parties’ execution and performance of the Management Agreement without any Consent required under such Retained Agreement, including Losses arising from the premature termination of such Retained Agreement, Losses arising from Buyer’s inability to take and retain possession of any inventory or other Assets purchased by Buyer and located on the leased premises, or any costs or adverse changes imposed by the lessor or other contracting party under such Retained Agreement in connection with granting its Consent to the assignment of such Retained Agreement, except to the extent that such breach or default was caused by Buyer’s failure to comply with any covenant of Buyer under the Management Agreement that relates to such Retained Agreement;

        (e) expenses of Seller relating to the consummation of the transactions contemplated by this Agreement, including fees and expenses of attorneys, accountants, financial advisors, and brokers; and

        (f) any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred in investigating or to avoid the same or to oppose the imposition thereof or in enforcing this indemnity.

10.3 Indemnification by Buyer. From and after the Closing, subject to Section 10.5, Buyer shall indemnify Seller and its Affiliates, officers, directors, employees, shareholders, and agents (the “Seller Indemnified Parties”) against and hold them harmless from any Losses suffered or incurred by any Seller Indemnified Parties as a result of, arising from or relating to the following:

        (a) any breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered pursuant hereto;

        (b) any breach of any covenant or agreement of Buyer contained in this Agreement;

        (c) the conduct of the Business by Buyer after the Closing or Buyer’s failure to perform any liabilities assumed by Buyer at Closing pursuant to Section 2.4;

        (d) Buyer’s failure to comply with any covenant of Buyer under the Management Agreement that relates to any Retained Agreement;

        (e) expenses of Buyer relating to the consummation of the transactions contemplated by this Agreement, including fees and expenses of attorneys, accountants, financial advisors, and brokers; and

        (f) any action, suit, proceeding, claim, demand, assessment, or judgment incident to the foregoing or incurred investigating or to avoid the same or to oppose the imposition thereof or in enforcing this indemnity.

10.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

        (a) The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification claim shall have occurred. If the claim relates to an action, suit, or proceeding filed by a third party against the Claimant, such notice shall be given by the Claimant promptly after written notice of such action, suit, or proceeding was given to the Claimant; provided, however, that any delay in giving the notice shall not impair the Claimant’s rights hereunder unless such delay has a material adverse effect on the Indemnifying Party’s ability to defend such claim.

        (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree prior to the expiration of such thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within such thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedies at law or equity, as applicable.

        (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim if, within ten business days after notice from the Claimant of any such claim for Losses, the Indemnifying

Party provides to the Claimant notice thereof acknowledging its potential liability to the Claimant hereunder, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim in accordance with the preceding sentence, the Claimant shall have the right to participate in such defense with legal counsel of the Claimant’s own selection, but the fees and expenses of such counsel shall be its fees and expenses unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) the Indemnifying Party has failed to assume the defense of such claim, within ten business days after receiving notice of such claim, (iii) the remedies sought against the Claimant include any remedy that is not solely a claim for monetary damages or (iv) the named parties to any proceeding in respect of the claim (including any impleaded parties) include both the Indemnifying Party and the Claimant and the Claimant has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Claimant notifies the Indemnifying Party that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action, claim, or proceeding on behalf of the Claimant). If the Indemnifying Party does not (or, as provided in clause (iv) of the preceding sentence, cannot) elect to assume control or otherwise participate in the defense of any third-party claim, then the Claimant may defend through counsel of its own choosing and settle such claim, action, or suit, and recover from the Indemnifying Party the amount of such settlement or of any judgment and the costs and expenses of such defense, to the extent that the such claim is otherwise subject to the Indemnifying Party’s indemnification obligations under this Article 10. The Indemnifying Party shall not compromise or settle any third party claim, action, or suit without the prior written consent of the Claimant, which consent will not be unreasonably withheld or delayed, except that the Indemnifying Party may, without obtaining the consent of the Claimant, settle any economic claim by a third party by agreeing to pay the full amount of the claim to the third party.

        (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every reasonable effort to reach a decision with respect thereto as expeditiously as practicable.

10.5 Limitations.

        (a) Neither party shall be required to indemnify or otherwise be liable to any Person with respect to any claim under this Article 10 unless notice of the claim is given (i) with respect to any claim relating to title to the Assets, Taxes, obligations or liabilities of Seller arising prior to the Closing under any state escheat laws, or any breach by Seller of its representation in the first sentence of Section 4.2, on or before the date that is sixty days after the expiration of the applicable statute of limitations (including all extensions thereof) and (ii) in the case of any other claim, within eighteen months after the Closing Date.

        (b) Seller shall not be required to indemnify or otherwise be liable to any Buyer Indemnified Parties with respect to any claim under this Article 10 unless the Losses suffered or incurred by all Buyer Indemnified Parties arising from all such breaches exceed in the aggregate $200,000.

        (c) Buyer shall not be required to indemnify or otherwise be liable to any Seller Indemnified Parties with respect to any claim under this Article 10 unless the Losses suffered or incurred by all Seller Indemnified Parties arising from all such breaches exceed in the aggregate $200,000.

        (d) Seller shall not be required to indemnify or otherwise be liable to any Buyer Indemnified Parties with respect to any claim under this Article 10 to the extent that the Losses suffered or incurred by all Buyer Indemnified Parties arising from all such breaches (other than Losses for which the Buyer Indemnified Parties are not entitled to indemnification pursuant to the other provisions of this Section 10.5) exceed in the aggregate $4,000,000.

        (e) Buyer shall not be required to indemnify or otherwise be liable to any Seller Indemnified Parties with respect to any claim under this Article 10 to the extent that the Losses suffered or incurred by all Seller Indemnified Parties arising from all such breaches (other than Losses for which the Seller Indemnified Parties are not entitled to indemnification pursuant to the other provisions of this Section 10.5) exceed in the aggregate $4,000,000.

        (f) The foregoing limitations in this Section 10.5 shall not limit (i) the right of any Buyer Indemnified Party to indemnification with respect to any claim covered by Section 10.2(d) or, except as expressly provided in Section 10.5(a), any claim relating to title to the Assets, Taxes, obligations or liabilities of Seller arising prior to the Closing under any state escheat laws, or any breach by Seller of its representation in the first sentence of Section 4.2, (ii) the right of any Seller Indemnified Party to indemnification with respect to any claim covered by Section 10.3(d), or (iii) the right of any Person to be indemnified for Losses resulting from either party’s fraud. The limitations in Section 10.5(b), Section 10.5(c), Section 10.5(d), and Section 10.5(e) shall not apply to the enforcement of any covenant of either party to make any payment to the other party pursuant to any provision of this Agreement (excluding this Article 10), and payments made or required to be made pursuant to such provisions shall not be considered Losses for purposes of Section 10.5(b), Section 10.5(c), Section 10.5(d), or Section 10.5(e).

        (g) Buyer and Seller acknowledge and agree that any indemnification claims made by Buyer under Section 10.2(d), in addition to the Purchase Price reduction set forth in Section 2.5(d), shall expressly exclude any special, incidental, or consequential damages (such as lost profits) as a result of Buyer’s failure to assign any Retained Lease.

10.6 Injunctive Relief. The parties hereto acknowledge that each of them would be irreparably damaged if any of the provisions of this Agreement were not performed by the other party. Accordingly, each of the parties hereto expressly agrees that, in addition to any other right or remedy each of them may have, either of them may seek and obtain specific performance of the covenants and agreements set forth in this Agreement and may seek and obtain temporary and permanent injunctive relief to prevent any breach or violation hereof, and that no bond or other security may be required from the party seeking injunctive relief in connection therewith. If any action is brought by either of the parties to enforce this Agreement, the other party hereby waives the defense that there is an adequate remedy at law.

Article 11

Miscellaneous

11.1 Governing Law. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia, without regard to such state’s conflict of laws or choice of law rules.

11.2 Successors and Assigns. Except as otherwise expressly provided herein, no party hereto may assign its rights and obligations hereunder unless such party obtains the prior written consent of the other parties hereto, except that, without the consent of Seller, Buyer may collaterally assign its rights under this Agreement to its lenders. This Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.

11.3 Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules hereto), the Related Agreements, and the other agreements entered into concurrently with this Agreement or at the Closing, collectively, constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought.

11.4 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed, or sent by reputable overnight delivery service, postage prepaid, telecopied, or delivered by hand or by messenger, addressed as follows:

If to Seller:	Boat America Corporation 884 South Pickett Street Alexandria, Virginia 22304 Attention: Richard Schwartz, Chairman and CEO William M. Oakerson, President Telephone: (703) 370-4202 Fax: (703) 461-2847

with a copy to:	Venable, Baetjer, Howard & Civiletti, LLP 1201 New York Avenue, NW Suite 1000 Washington, DC 20005-3917 Attention: Michael R. Flyer Telephone: (202) 962-4800 Fax: (202) 962-8300

If to Buyer:	West Marine Products, Inc. 500 Westridge Drive Watsonville, CA 95076-4100 Attention: John Edmondson, President and Chief Executive Officer Telephone: (831) 728-2700 Fax: (831) 761-3261

with a copy to:	Dow, Lohnes & Albertson, PLLC 1200 New Hampshire Avenue, N.W. Suite 800 Washington, DC 20036 Attention: Jonathan B. Hill Telephone: (202) 776-2000 Fax: (202) 776-2222

Either party may change its address for notices and other communications by written notice in accordance with this Section 11.4. Notices and other communications under the provisions of this Agreement will be deemed to have been given (a) if delivered personally, on the date of personal delivery, (b) if delivered by commercial delivery service, on the date of delivery set forth in the records of the delivery service, (c) if sent by registered or certified mail, return receipt requested, on the date of delivery set forth on the return receipt, (d) if sent by facsimile, on the date of facsimile confirmation (except that if such facsimile confirmation indicates that such notice or other communication was received after the close of business on a business day or on a day that was not a business day, then such notice or other communication will be deemed to have been given on the next business day), and (e) if sent by any other means, upon actual receipt.

11.5 Delays or Omissions. No delay or omission to exercise any right, power, or remedy hereunder shall impair any such right, power, or remedy of either party hereto, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of either party hereto of any breach or default under this Agreement, or any waiver on the part of either party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to either party hereto, shall be cumulative and not alternative.

11.6 Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

11.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision, and the invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.

11.8 Headings. The subject headings of the sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

11.9 Waiver of Jury Trial. Each party hereto hereby waives any right to a trial by jury with respect to any action relating to this Agreement.

11.10 Exclusive Benefit. Nothing in this Agreement is intended to confer any rights or remedies, whether express or implied, under or by reason of this Agreement, on any Persons other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

11.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

11.12 Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Nothing in any schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the day and year first above written.

Boat America Corporation

By:	/s/ William M. Oakerson
Name: William M. Oakerson Title: President

West Marine Products, Inc.

By:	/s/ Eric Nelson
Name: Eric Nelson Title: Vice President, Finance and Chief Accounting Officer